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EXHIBIT 4.10

THIS EMPLOYMENT AGREEMENT made as of this 24th day of September, 2001.

B E T W E E N:

            CAPITAL ENVIRONMENTAL RESOURCE INC., an Ontario corporation having its head office at 1005 Skyview Drive, Burlington, ON L7P 5B1 ("CAPITAL")

- AND -

            GEORGE BOOTHE, an individual residing at 1073 Forestvale Drive, Burlington, ON L7P 4W4
            (the "EMPLOYEE" or "MR. BOOTHE")

      WHEREAS, Mr. Boothe has been employed by Capital since February 17, 1999 and the parties wish to renegotiate and continue that relationship.

      AND WHEREAS, this Agreement replaces and supercedes all previous employment agreements between the parties.

      NOW THEREFORE IN CONSIDERATION of the Employee's continued employment by Capital, the mutual provisions contained herein, the compensation to be paid the Employee either in the form of salary, other compensation or increases therein and for good and valuable consideration more particularly set out herein, the parties agree with each other as follows:

1.    EMPLOYMENT

      A. Capital hereby employs the Employee and the Employee hereby accepts employment upon the terms and conditions of this Agreement. The Employee shall have the title of Vice President, Operations to be officed in the greater Toronto/Burlington/Oakville Ontario area and shall report to the Chief Executive Officer of Capital or his designee and shall perform such duties, assume such responsibilities and devote such time, attention and energy to the business of Capital and corporations affiliated with Capital (the "Affiliated Corporations") as Capital shall reasonably require.

      B. The Employee shall not, during the term of his employment hereunder, be engaged in any other activities if such activities interfere materially with the Employee's duties and responsibilities for Capital.

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2.    COMPENSATION

      For all services rendered by the Employee under this Agreement, Capital agrees to compensate the Employee during the term hereof, as follows:

      A. BASE SALARY. Employee's base salary shall be CDN $185,000 per annum payable on a periodic basis consistent with Capital's payroll procedures for executive employees. The Employee's base salary shall be reviewed at least annually and shall be increased as agreed by Capital and the Employee from time to time.

      B. OTHER COMPENSATION. The Employee shall be entitled to receive the following additional compensation:

            i. BONUS. The Employee shall receive a bonus for 2001 of CDN $92,500 to be paid in the first pay period following the release of Capital's 2001 financial statements, provided, that Employee has not resigned his employment or been terminated prior thereto. For each of 2002 and 2003, Employee may receive an annual discretionary performance bonus of up to 50% of his base salary.

            ii. BENEFITS. Employee and his dependants shall continue to be covered under Capital's executive benefit plan inclusive of the matching pension contribution to a maximum of five percent (5%) of base salary and such other benefits as may be authorized by the Board of Directors or Compensation Committee from time to time.

            iii. VACATION. Employee shall be granted our (4) weeks vacation in each fiscal year, to be taken at such times as mutually agreed between the Employee and Capital. Vacation may only be taken within the year of entitlement and may not be accumulated form year to year unless otherwise mutually agreed.

            iv.   CAR.

                  (1) Capital shall provide the Employee with a leased vehicle (or equivalent car allowance) commensurate with his position;

                  (2) Capital shall be responsible for all costs incurred in the operation of such vehicle including fuel, maintenance, and insurance. Capital will compensate the Employee for any deemed taxable benefits for his personal use of such vehicle including taxable benefits relating to operating costs; and

                  (3) Capital shall purchase at its cost a transponder for the Employee to use while commuting from and to his home to and from Capital's offices.

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            v.    STOCK OPTIONS. Effective upon the date of this Agreement, the
                  Employee shall be granted 75,000 options to purchase stock in the capital of Capital, which shall vest upon the second anniversary of this Agreement (the "Vesting Date"). The exercise price for each optioned share shall be the price per share as listed on Nasdaq at the close of business on the date of this Agreement. Capital agrees that the Employee shall remain entitled to such options vesting according to the preceding schedule regardless of whether Employee's employment shall terminate prior to the vesting of such options. In the event of termination of the Employee, the options may be exercised on the greater of ninety (90) days after such termination or ninety (90) days from the Vesting Date (but not beyond the Term of the Option). In all other circumstances, the exercise of such options shall be governed by the stock option plan, a copy of which is marked as EXHIBIT A attached hereto and is hereby incorporated and shall form part of this Agreement.

            vi. MOBILE TELEPHONE. Capital shall provide the Employee with a mobile telephone and pay all reasonable charges incurred by the Employee in connection with the use of such telephone.

      C. EXPENSES. Employee shall be reimbursed for all expenses reasonably and actually incurred in the performance of his duties, subject to submission of appropriate documentation in accordance with Capital's expense reimbursement policy in effect from time to time.

      D. GREEN CARD. Employee shall be reimbursed for maintaining his U.S. emigration status (i.e., Green Card) inclusive of "alternative minimum taxes" payable to the Internal Revenue Service of the United States of America as well as reimbursement for the costs of obtaining Green Card status for his spouse and two (2) children.

      E. PROMISSORY NOTE. The Employee and Capital agree that the Employee's promissory notes dated May 19, 1999 in the amount of CDN $85,000 and August 6, 1999 in the amount of CDN 15,000 shall be cancelled and that the Employee shall grant to Capital a replacement promissory note in the sum of CDN $100,000 and such note shall be payable in full without interest upon the second anniversary of this Agreement; provided that, in the event the Note or any portion thereof remains outstanding, the after-tax proceeds of any exercise of options by the Employee shall be applied to the amount then owing pursuant to the terms of the Note.

      F.    ESCROW AGREEMENT.

            i. Whereas, Capital, Mr. Boothe and Torys entered into an Escrow Agreement dated September 4, 2001 (the "ESCROW AGREEMENT"); and, whereas, pursuant to the terms of the Escrow Agreement, the first of two (2) payments of CDN $194,250 have been paid to Mr. Boothe; in consideration of the execution of this Agreement and, in particular, the granting of stock options to the Employee as set out in Section 2.B.v herein, the Employee agrees to

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                  amend the Escrow Agreement by directing Torys to pay to
                  Capital the remaining payment of CDN $194,250 plus accrued interest.

            ii. The Employee hereby agrees to release Capital from all his claims and entitlement to such second payment.

3.    TERM, TERMINATION

      A. The Employee shall be employed for a term of two (2) years ending September 23, 2003 (the "TERM").

      B. The Employee may be terminated at any time for just cause without notice or compensation in lieu thereof.

      C. In the absence of just cause, the Employee's employment may be terminated by Capital upon the payment by way of salary continuance of the Employee's base salary for the greater of the remaining Term at the time of termination of this Agreement or six (6) months (the "SEVERANCE PERIOD"). Such severance shall be paid over the Severance Period in accordance with Capital's payroll procedures for executive employees. For greater certainty should the agreement not be renewed for a further term Employee shall receive (6) six months severence paid in accordance with the above.

      D. Upon the effective date of termination or resignation, the Employee shall promptly deliver and return to Capital all the property, including, but not limited to, credit cards, customer lists, financial data, letters, notes, notebooks, reports, or copies of any of the above, any Confidential Information, as defined in Section
            1.1 of the Non-Competition and Non-Solicitation Agreement which is attached hereto as EXHIBIT B, which is incorporated into and forms a part of this Agreement (the "NON-COMPETITION AND NON-SOLICITATION AGREEMENT").

4.    NON-COMPETITION AND NON-SOLICITATION COVENANTS

      In consideration of the execution of this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Employee agrees to enter into the Non-Competition and Non-Solicitation Agreement.

5.    SEVERABLE PROVISIONS

      In case of any one (1) or more of the provisions or parts thereof contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect (i) such invalidity, illegality or unenforceability shall not affect any other provisions or parts thereof of this Agreement, and (ii) this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. Failure to insist upon strict compliance with any provision of this Agreement shall not be deemed a waiver of such provisions or any other provision of this Agreement.

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6.    ENTIRE AGREEMENT

      The Employee acknowledges receipt of a copy of this Agreement (together with any attachments hereto), which has been executed in triplicate and agrees that it is the entire Agreement with Capital and supersedes any and all previous oral or written agreements or representations respecting or relating in any way to the Employee's employment including but not limited to its terms and conditions. It is further agreed that this Agreement can only be amended by an agreement in writing signed by both the Employee and an officer of Capital provided that this shall not preclude Capital or Affiliated Corporations from granting an increase in salary or an enhancement of benefits. For greater certainty, any oral or written representations, understanding or agreements with Capital or Affiliated Corporations, any of their officers or representatives in any way relating to the Employee's employment including but not limited to its terms and conditions are hereby declared to be void, of no effect and are superseded by the provisions of this Agreement. The Employee further acknowledges and agrees that neither Capital nor Affiliated Corporations is in any way responsible or liable for any such oral or written representations, understandings or agreements.

7.    GOVERNING LAW

      This Agreement shall be construed in accordance with and governed for all purposes by the laws of the Province of Ontario subject to the mandatory application of the statutes of any province other than Ontario where the Employee is employed in such other province and the laws of Canada applicable therein.

8.    ASSIGNMENT

      The Employee acknowledges that Capital or any of its Affiliated Corporations may assign this Agreement amongst themselves, to any corporation with which they are merged or amalgamated, or to any third party acquiring all or part of any of the businesses of Capital or any of its Affiliated Corporations.

9.    OPPORTUNITY TO SEEK INDEPENDENT ADVICE

      The Employee recognizes that this Agreement is an important document that affects his legal rights. For this reason, Employee may wish to seek independent legal advice before accepting the terms stated herein. The Employee acknowledges that he has had an opportunity to seek such independent legal advice. The Employee acknowledges that he has read and understands the provisions contained herein and acknowledges receipt of a copy of this Agreement.

                             SIGNATORY PAGE FOLLOWS

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IN WITNESS WHEREOF the parties have executed this Agreement as of the date set forth above.


CAPITAL ENVIRONMENTAL RESOURCE INC.


By:    /s/ David Sutherland-Yoest
    ---------------------------------------------
       David Sutherland-Yoest
       Chairman of the Board and C.E.O.


/s/ George Boothe
-------------------------------------------------
 GEORGE BOOTHE


-------------------------------------------------
 WITNESS